Exhibit 2.19

HudBay Minerals Inc. 25 York Street Suite 800 Toronto ON M5J 2V5 Canada Tel 416 362-8181 Fax 416 362-7844 hudbayminerals.com

News release

TSX, NYSE – HBM

2011 No. 29

HudBay Minerals Announces Completion of Compulsory

Acquisition of Norsemont Mining

Toronto, Ontario – July 6, 2011 – HudBay Minerals Inc. (“HudBay”) (TSX:HBM) (NYSE:HBM) announced today it has successfully acquired the 2,562,313 remaining common shares of Norsemont Mining Inc. (“Norsemont”) (TSX:NOM) (BVL:NOM) not already owned by it, representing approximately 2.2% of the issued and outstanding common shares, pursuant to a compulsory acquisition carried out under the provisions of the Business Corporations Act (British Columbia) following its previously announced successful tender offer. As a result of the acquisition of such shares, HudBay now owns 116,103,244 common shares of Norsemont, representing 100% of the issued and outstanding common shares.

The common shares of Norsemont have been de-listed from the Toronto Stock Exchange as at the close of markets on July 5, 2011 and are in the process of being de-listed from the Lima Stock Exchange. HudBay intends to cause Norsemont to apply to the relevant securities commissions for it to cease to be a reporting issuer in all applicable jurisdictions as soon as practicable following the de-listing of the common shares from the Lima Stock Exchange.

HudBay Minerals Inc.

HudBay Minerals Inc. (TSX/NYSE: HBM) is a Canadian integrated mining company with assets in North, Central and South America principally focused on the discovery, production and marketing of base and precious metals. The company’s objective is to maximize shareholder value through efficient operations, organic growth and accretive acquisitions, while maintaining its financial strength. A member of the S&P/TSX Composite Index and the S&P/TSX Global Mining Index, HudBay is committed to high standards of corporate governance and sustainability.

Forward-Looking Information

Certain of the statements made and information contained herein contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is prospective in nature and is based on the views, opinions, intentions and estimates of management at the date the information is made, and is based on a number of assumptions and subject to a variety of known and unknown risks and uncertainties and other factors. Many of these assumptions are based on factors and events that are not within the control of HudBay and there is no assurance they will prove to be correct.

Although HudBay has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that the forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. HudBay does not undertake to update any forward-looking information, except as required by applicable securities laws, or to comment on analyses, expectations or statements made by third parties in respect of HudBay, Norsemont or their financial or operating results or securities.

This news release does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities.

(HBM-G)

For more information, please contact:

John Vincic, Vice President, Investor Relations

& Corporate Communications

HudBay Minerals Inc.

Tel: 416-362-0615

john.vincic@hudbayminerals.com

Further Information for Norsemont Mining Shareholders:

Kingsdale Shareholder Services Inc.

Toll Free 1-800-775-3159 (English or French)

Outside North America, Bankers and Brokers

Call Collect: 416-867-2272

Facsimile: 416-867-2271, Toll Free Facsimile

1-866-545-5580

Email: contactus@kingsdaleshareholder.com